Exhibit 99

UNITED STATES DISTRICT COURT

SOUTHERN DISTRICT OF NEW YORK

APPLIED ENERGETICS, INC., a Delaware
Corporation,	21cv382 (DF)

MEMORANDUM
Plaintiff,	AND ORDER
-against-

GUSRAE KAPLAN NUSBAUM PLLC, and RYAN WHALEN,

Defendants.

DEBRA FREEMAN, United States Magistrate Judge:

In this legal malpractice case, which is before this Court on consent of the parties pursuant to 28 U.S.C. § 636(c), plaintiff Applied Energetics, Inc. (“Plaintiff” or the “Company”) alleges that defendants Gusrae Kaplan Nusbaum PLLC (“GKN”) and Ryan Whalen, Esq. (“Whalen”), a partner in GKN (collectively, “Defendants”): (1) engaged in acts constituting legal malpractice, and (2) violated Rules 1.5, 1.7, and 1.8 of the New York Rules of Professional Conduct (the “NYRPC”), causing Plaintiff injury.

Currently before the Court is Defendants’ motion to dismiss Plaintiff’s Complaint pursuant to Rule 12(b)(6) of the Federal Rules of Civil Procedure. For the reasons discussed below, Defendants’ motion (Dkt. 25) is granted in part and denied in part.

BACKGROUND

A.	Factual Background

Although Plaintiff’s claims in this case arise out of Defendants’ representation of Plaintiff in early 2018 (see Complaint and Jury Demand, dated Jan. 15, 2021 (“Compl.”) (Dkt. 1) ¶ 3), the claims are directly tied to Defendants’ 2017 representation of Plaintiff’s former principal executive officer and sole director, George Farley (“Farley”) (see id.), and the Court will therefore summarize Plaintiff’s pleaded allegations regarding both representations.

In January 2017, Farley hired Defendants to represent him individually “in a shareholder derivative lawsuit filed against him in the Delaware Court of Chancery.” (See id. (citing Superius Sec. Grp, Inc., v. Farley, C.A. No. 2017-0024-TMR (the “Superius Litigation”).) In that suit, the plaintiff shareholders alleged that Farley had breached his fiduciary duties to Plaintiff by issuing 25 million shares, at a value of $0.001 per share, to himself. (Id.) The shareholders eventually voluntarily dismissed the suit without prejudice in July 2017. (Id.; see also id. ¶ 17.)

In light of the dismissal, Farley was considered to have been “successful on the merits” of the suit, such that he was entitled to indemnification from the Company under Section 145(c)(1) of the Delaware General Corporation Law (“DGCL”), which states:

To the extent that a present or former director or officer of a corporation has been successful on the merits or otherwise in defense of any action . . . such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith.

(Compl. Ex. I (E-mail from Whalen to Farley, dated Jan. 22, 2018 (Dkt. 1-9)); see also 8 Del. C. § 145; Compl. ¶ 18.) Plaintiff alleges that, “according to GKN, the fees and expenses incurred in defending Farley in the Superius Litigation [totaled] $33,324.26.” (Compl. ¶ 19.) Plaintiff also alleges, however, that, despite its asking Defendants for “detailed billing statements showing the work and hours spent,” Defendants did not provide them, rendering Plaintiff “unable to determine whether [the] claimed fees were ‘reasonably incurred,’” as required for indemnification under the DGCL. (Id. ¶¶ 19-20.)

Plaintiff further alleges that, in January 2018, “a different group of [the Company’s] shareholders filed proxy solicitation materials with the Securities and Exchange Commission (“SEC”) seeking to remove Farley as a director.” (Id. ¶ 4.) According to Plaintiff, “[t]he proxy solicitation materials explained that shareholders ought to vote to remove Farley for cause for the exact same conduct alleged in the Superius Litigation.” (Id. (emphasis in original).) Plaintiff alleges that Farley, “acting in his capacity as sole director and officer of [the Company], hired [Defendants] to represent [the Company] in connection with the proxy solicitation” on or around January 23, 2018. (Id. ¶¶ 4, 29.) Plaintiff asserts that the negotiations by which Farley retained Defendants to represent it occurred “exclusively” between Farley (purportedly acting on Plaintiff’s behalf) and Defendants, and that “[n]o independent attorney representing [Plaintiff] was involved in th[o]se communications.” (Id. ¶ 29.)

At the time Defendants agreed to represent it in connection with the proxy solicitation, Defendants had allegedly still not received payment for their representation of Farley in the Superius Litigation. (Id. ¶ 6.) Critical to Plaintiff’s claims here, Plaintiff alleges that, shortly after accepting the second representation, Defendants “negotiated with Farley to be paid in [Plaintiff’s] stock in lieu of cash [both] for the fees incurred in defending Farley in the Superius Litigation,” totaling $33,324.26 (fees for which, to the extent reasonable, the Company owed Farley indemnification), “and for fees incurred thus far in [Defendants’] representation of [Plaintiff] in the proxy solicitation matter,” totaling another $5,200. (Id. (emphasis in original).) Plaintiff further alleges that Defendants and Farley agreed that, for the fees owed, Plaintiff would pay Defendants in stock “at a 50% discount to the then public trading price.” (Id. ¶ 36.) Plaintiff alleges that, “at no time did [Defendants] disclose to [Plaintiff] the inherent conflict of interest of accepting an ownership interest in its corporate client [   ] in lieu of cash payment for fees, nor did [Defendants] advise [Plaintiff] in writing that seeking advice from independent counsel [was] desirable in such a transaction, nor did [Plaintiff] ever give its informed written consent to [Defendants’] role in the transaction.” (Id. ¶ 37.)

Plaintiff alleges that, after the agreement was made to pay Defendants in stock, Farley emailed Stephen McCommon (“McCommon”), Plaintiff’s then-accountant, to inform him of the agreement, and to request that McCommon prepare a letter of intent for the Company to issue the shares. (Id. ¶ 40.) Farley noted, in that email, that Mary O’Hara (“O’Hara”)1 would issue the necessary opinion to the transfer agency, Continental Transfer & Trust Company (“Continental”). (Id.; see also id., Ex. J (Email from Farley to McCommon, dated Jan. 23, 2018 (Dkt. 1-10)).) Plaintiff asserts, however, that O’Hara was “not involved in any of the negotiations.” (Compl. ¶ 40.) Plaintiff also asserts that, in reaching the agreement to pay Defendants in stock, Farley and Defendants “necessarily agreed that 100% of [Defendants’] claimed fees defending Farley in the Superius Litigation were ‘reasonably incurred’ . . . under [the] DGCL.” (Id. ¶ 41.) Plaintiff additionally alleges that the agreement between Farley and Defendants to pay Defendants in Plaintiff’s stock occurred “in the middle of a proxy contest whereby [Plaintiff’s] shareholders were seeking to remove Farley as an [    ] officer and director,” and, therefore, “both [Defendants] and Farley had incentives to maximize the amount of stock to be issued to [Defendants]: for [Defendants], to get the most shares at the least price per share; for Farley, to issue shares to friendly parties to potentially vote against the proxy contest and save Farley’s job and control of [Plaintiff].” (Id. ¶ 43.) Plaintiff claims that “these incentives were directly contrary to [Plaintiff’s] interests in ensuring only those fees ‘reasonably incurred’ were compensated and to get the best price per share of its stock.” (Id.)

[1]	The Complaint fails to describe O’Hara’s role in relation to Plaintiff, other than to allege that O’Hara “did not, nor was she asked to, fulfil[l] the role of independent counsel to [Plaintiff] . . . when [Defendants] entered into a business transaction with a client.” (Compl. ¶ 57). Based on exhibits to the Complaint, O’Hara was, at the time, an attorney with the firm then known as Masur Griffitts+ (“MG+”). (See Compl., Exs. P (Dkt. 1-16), N (Dkt. 1-14), Q (Dkt. 1-17).) According to a February 5, 2018, Opinion Letter from MG+ to Continental, “regarding the issuance of 1,242,711 shares of the Company’s common stock, par value $0.001 per share,” MG+ served, at the time, as “counsel to Applied Energetics, Inc.” (See Compl. Ex. R (Opinion Letter from MG+, dated Feb. 5, 2018 (“Opinion Letter”)) (Dkt. 1-18).) Based on a publicly available press release, it appears that, effective January 1, 2022, Plaintiff appointed O’Hara to serve as its General Counsel and Chief Legal Officer. See https://www.globenewswire.com/news-release/2022/01/12/2365875/0/en/Applied-Energetics- Announces-Appointment-of-General-Counsel-and-Other-Corporate-Developments.html.

In late January 2018, Farley apparently sent Henry Farrell (“Farrell”), an agent at Continental, a letter of intent for the stock issuance. (Id. ¶ 49.) The letter, a copy of which is attached to the Complaint (see id., Ex. M (Letter of Intent, dated Jan. 24, 2018 (“Letter of Intent”)) (Dkt. 1-13, at ECF 2-32)), instructed Continental to issue 1,242,710 of shares of the Company’s common stock, with 60% of those shares to be issued to GKN, and 40% to be issued to Whalen (see Letter of Intent), and, in a cover email, Farley mentioned that O’Hara’s opinion letter would follow (Compl., Ex. M (cover email) (Dkt. 1-13, at ECF 1). In February 2018, O’Hara sent Farrell an opinion letter regarding the issuance of shares (id., Ex. R (“Opinion Letter”) (Dkt. 1-18)), which expressed the opinion that the shares had been “duly authorized, validly issued, fully paid and non-assessable, as compensation for services rendered by” Defendants (id. ¶ 54; see also Opinion Letter).3 Plaintiff alleges, though, that O’Hara’s role in the issuance of Plaintiff’s shares to Defendants “was strictly to provide an opinion of the legality of [Plaintiff’s] issuance of shares from a corporate power perspective,” and that “[a]t no time did she represent, explicitly or implicitly, that she was evaluating the issuance of shares . . . pursuant to the NYRPC[ or] the fairness of the transaction . . ., or [that she was] providing any other legal advice,” (Id. ¶ 57.)

[2]	Page citations herein to “ECF ” are to the page numbers affixed to the referenced document by the Court’s Electronic Case Filing (“ECF”) system.
[3]	The Opinion Letter states that 1,242,711 shares of Plaintiff’s common stock were to be issued, as opposed to the 1,242,710 shares mentioned in Farley’s letter of intent to Farrell. (See Letter of Intent; Opinion Letter.) For the purposes of Defendants’ motion to dismiss, the Court will take as true that the number of shares that were eventually issued was 1,242,711, as stated in Plaintiff’s Complaint. (See Compl. ¶ 80.)

Plaintiff alleges that, in February 2018, Defendants “assisted [Plaintiff] in preparing and filing an opposition to the proxy solicitation materials in the form of an 8-K filed with the SEC.” (Id. ¶ 34; see also id., Ex. E (Form 8-K, dated Feb. 28, 2018 (“Form 8-K”)) (Dkt. 1-5).) The Form 8-K, as described by Plaintiff in its Complaint, “defended the propriety of Farley[’s] [having] issuing himself [the] 25 million shares of stock.” (Id. ¶ 34.) The document specifically expressed the view that the proposals contained in the proxy solicitation “would result in great harm to [Plaintiff] and its shareholders.” (Form 8-K.)

On March 1, 2018, while the proxy contest was going on (see Compl. ¶ 62), Farley emailed Farrell to request the issuance of Plaintiff’s shares to Defendants (id. ¶ 58; see also id., Ex. S (email chain including email from Farley to Farrell, dated Mar. 1, 2018) (Dkt. 1-19)). Farrell responded that Continental would not be able to issue the shares before a wet-signed opinion letter had been received. (Compl. ¶ 59; see also id., Ex. S (email from Farrell to Farley, dated Mar. 1, 2018, stating: “We cannot [accept] an electronic signature[.]”).) Plaintiff alleges that Whalen then sent O’Hara an email on March 5, 2018, “requesting that her firm send Farrell a signed opinion letter as soon as possible,” and “further express[ing] his urge to complete the transaction quickly ‘given the current state of things.’” (Compl. ¶ 62; id., Ex. U (Dkt. 1-21).) According to Plaintiff, Defendants knew that “the current state of things,” as referenced by Whalen, was that the “proxy contest was on the verge of success in obtaining enough shareholder votes to remove Farley as [Plaintiff’s] officer and director.” (Id.) Continental proceeded to issue the shares to Defendants on March 8, 2018. (Id. ¶ 63.)

Plaintiff claims that, in agreeing to represent it in connection with the proxy solicitation and in agreeing to accept Plaintiff’s stock as payment, Defendants “failed to comply with New York[] Rules of Professional Conduct (“NYRPC”)” 1.5, 1.7, and 1.8. (Id. ¶¶ 5, 8.) In this regard, Plaintiff asserts that, “[b]ecause of [Defendants’] former representation of Farley in the Superius Litigation, and [Defendants’] continuing duties to Farley under the NYRPC, there was a significant risk that [Defendants’] professional judgment on behalf of [Plaintiff] would be adversely affected.” (Id. ¶ 31.) Further, Plaintiff alleges that “at no time did [Defendants] disclose to [Plaintiff], in writing, the conflict of interest presented by its representation of Farley in the Superius Litigation and subsequently representing [Plaintiff] in the proxy solicitation concerning the very same conduct,” and that “[a]t no time did [Plaintiff] waive [Defendants’] conflict in writing.” (Id.)

Plaintiff also alleges that Defendants’ “conflict proved materially harmful to [Plaintiff] and its shareholders.” (Id. ¶ 32.) According to Plaintiff, had it “retained counsel in connection with the proxy solicitation who did not owe continuing duties of confidentiality and loyalty to Farley, [it] would have had the benefit of unbiased and non-conflicted counsel,” and such counsel “would have concluded that Farley likely did breach his fiduciary duties to [Plaintiff] by issuing himself 25 million shares of stock.” (Id.) Plaintiff alleges that such an assessment would have “supported the shareholders[’s] seeking to remove Farley for cause and, at a minimum, that . . . [Plaintiff] should not take a position in connection with the proxy solicitation.” (Id.) Not having had the benefit of non-conflicted counsel, Plaintiff alleges that, to its detriment, it took “a position opposing the proxy solicitation.” (Id.) In doing so, it allegedly “spent many thousands of dollars, primarily in fees to [Defendants] . . . [for] preparing and filing a form 8-K with the SEC urging [   ] shareholders to vote against the resolutions urged in the proxy solicitation.” (Id.)

Plaintiff further alleges that Defendants “knew [that] the circumstances under which they agreed to accept [Plaintiff’s] stock via an agreement negotiated with Farley came in the middle of a shareholder proxy solicitation seeking to remove Farley,” and that they knew the proxy contest “could succeed in resulting in Farley’s removal and replacement with new management likely adverse to Farley.” (Id. ¶ 38.) In fact, Plaintiff alleges that, on the same day as the stock was issued to Defendants, it received sufficient written consents of its shareholders to approve the stockholder proposals (id. ¶ 64), including the proposal to remove Farley from the Board of Directors, with cause (id.). Thomas Dearmin, who was approved to replace Farley as the Company’s Chief Executive Officer, eventually terminated Defendants’ services on March 11, 2018. (Id. ¶ 66; see also id., Ex. V (Dkt. 1-22).)

Plaintiff additionally alleges that Defendants represented it in connection with the proxy contest, even though, if the contest were to succeed in ousting Farley, then Defendants’ “ownership of [Plaintiff’s] stock would [   ] conflict with [Plaintiff’s] pursuit of claims against Farley.” (Id. ¶ 38.) On this point, Plaintiff states that, in July of 2018, after Farley had been removed as director through the shareholder proxies, it proceeded to file a lawsuit against Farley in the Delaware Court of Chancery. (Id. (citing Case No. 2018-0489 (“the Farley Litigation”).) Over Plaintiff’s objection, Defendants represented Farley in that action. (Id.) Plaintiff alleges that, although the Vice Chancellor denied Plaintiff’s motion to disqualify Defendants as “untimely,” she stated on the record, that, in denying the motion, she was making “no decision as to the merits of the claims,” nor was she “declar[ing] that GKN ha[d] no conflict of interest.” (Id.)

B.	Relevant Procedural History and Defendants’ Motion to Dismiss

1.	Plaintiff’s Complaint

Plaintiff filed its Complaint in this action on January 15, 2021, and pleaded two claims:

(1) for legal malpractice (see Compl. ¶¶ 67-82 (First Cause of Action)); and (2) based on claimed violations of Rules 1.5, 1.7, and 1.8 of the NYRPC, for rescission of the stock issuance to Defendants, voiding of the stock transaction, and restitution or recoupment of legal fees paid to Defendants in an amount in excess of the reasonable amount due for services rendered (see id. ¶¶ 83-124 (Second Cause of Action)). On February 5, 2021, the parties consented to proceed before this Court for all purposes, pursuant to 28 U.S.C. § 636(c). (Dkt. 15.)

With respect to its first claim, Plaintiff alleges that, as its counsel, Defendants owed it a duty to exercise the reasonable competence and diligence commonly expected from attorneys, and also fiduciary duties to act with the utmost good faith, to avoid conflicts of interest, to advance Plaintiff’s lawful objective, and to place Plaintiff’s interest above its own. (See Compl. ¶¶ 69-74.) Plaintiff asserts that Defendants committed legal malpractice by breaching these duties, specifically by failing to disclose its conflicts of interest; by entering into the stock transaction without the Company’s informed, written consent; by failing to advance Plaintiff’s interests based upon independent judgment; and by advancing Farley’s individual interests in opposing the proxy solicitation, over Plaintiff’s contrary interests. (See generally id. ¶¶ 75-80.) Plaintiff contends that, as a “direct and proximate result” of these breaches of duty, Defendants “were issued a total of 1,242,711 of [the Company’s] shares at below market value and caused other monetary harm to [Plaintiff]” (id. ¶ 80), and Plaintiff incurred legal expenses in seeking to rescind the shares issued to Defendants (id. ¶ 81). Further, Plaintiff contends that, due to their malpractice, Defendants are “not entitled to any fees for any services rendered to [Plaintiff]” (id. ¶ 82).

With respect to its second claim, grounded in violations of the NYRPC, Plaintiff first asserts that Defendants violated NYRPC Rule 1.5, under which, as discussed further below (see Discussion, infra, at Section I(C)(1)), they generally had a duty “not to make an agreement for, charge, or collect an excessive fee” from Plaintiff for its legal services (Compl. ¶¶ 112-13). Plaintiff states that Defendants billed $33,324.26 in legal fees for its representation of Farley in the Superius Litigation, and $5,200 in legal fees for the work performed on the proxy solicitation matter, for a total of $38,524.26. (Id. ¶¶ 115-16.) As payment for their services, Plaintiff alleges that Defendants accepted 1,242,711 shares of Plaintiff’s stock that were supposedly issued to them at 50% of the stock’s then-public trading price. (Id. ¶ 117.) Plaintiff maintains, though, that, “on March 8, 2018, the day of issuance, [Plaintiff’s] stock opened and closed at $0.0752 per share,” and, therefore, “the [market] value of [Plaintiff’s] shares on the day of issuance of $93,451.86” (id. ¶ 118), thus suggesting that Defendants were given an even greater than 50% discount on the stock price.4 In any event, Plaintiff claims that, in light of the stock’s market value, the issuance to Defendants represented “an excessive fee for $38,524.26 worth of work.” (Id. ¶ 119.) Plaintiff claims that Defendants “must return the excessive fee.” (Id. ¶ 120.)

[4]	Although ultimately immaterial to its reasoning on the motion to dismiss, the Court notes that, if the legal fees at issue in fact totaled $38,524.26 at the date of the stock’s issuance, then shares “purchased” at a 50% discount should have resulted in Defendants’ being issued shares valued in the market, on that date, at $77,048.52 (i.e., twice $38,524.26), rather than $93,451.86. In their reply memorandum, Defendants explain that the terms of the stock transaction were actually negotiated and accepted on January 22, 2018, prior to the date when the shares were eventually issued, and they further ask the Court to take judicial notice of the fact that the market share price as of January 22, 2018 was between $0.0625 and $0.0700 per share. (See Reply Memorandum of Law Submitted by Defendants Gusrae Kaplan Nusbaum PLLC and Ryan Whalen, Esq. in Support of Their Motion To Dismiss Plaintiff’s Complaint, dated July 13, 2021 (“Def. Reply Mem.”) (Dkt. 33), at 6 n.3 (citation omitted).) The Court notes that, at a per-share price of $0.0625, the value of 1,242,711 shares would have been $77,699.44, which is at least close to twice the value of the legal fees stated to have been owed to Defendants.

Plaintiff also asserts that Defendants violated NYRPC Rule 1.7, which, as discussed below (see Discussion infra, at Section I(C)(2)), limits the extent to which counsel may represent a client when counsel’s interest are conflicted. Specifically, Plaintiff asserts that Defendants violated this rule by failing to “advise [Plaintiff] of their conflicts of interest in representing [it] in a situation where [its] interests were adverse to the interests of another client, Farley, to whom [Defendants] owed continuing duties of loyalty and confidentiality under NYRPC 1.9.” (Compl. ¶ 5.) Further, Plaintiff asserts that Defendants did not obtain its written consent to these conflicts and that, “even if Farley – acting as the sole officer, director, representative of AE – purported to give signed consent to [Defendants’] conflicts,” his consent would have been ineffective as a conflict waiver “because Farley himself was conflicted.” (Id.)

Plaintiff claims that Defendants additionally violated Rule 1.8, which, as discussed below (see Discussion, infra, at Section I(C)(3)), limits the circumstances in which an attorney may enter into business transactions with a client, when their interests are not aligned. Plaintiff asserts that Defendants violated this rule when they “negotiated with Farley to be paid in [Plaintiff’s] stock in lieu of cash for the fees incurred” in the Superius Litigation and in connection with the proxy solicitation. (Id. ¶ 6.) According to Plaintiff, the “business transaction between [Plaintiff] and [Defendants] was not fair and reasonable to [Plaintiff],” and Defendants “did not disclose . . . the conflicts of interest created by their negotiations and acceptance of [   ] stock as payment for services rendered.” (Id. ¶¶ 102-04.) Plaintiff also asserts that Defendants did not advise it “in writing of the desirability of obtaining advice from independent counsel” and “did not obtain an independent valuation of the [   ] shares before accepting such shares.” (Id. ¶¶ 105, 107.)

On its claims, Plaintiff seeks several types of relief, but principally damages for its claimed monetary losses and “rescission of the [stock] issuance [to Defendants] and return of all 1,242,711 shares” issued to them.” (Compl. at ECF 25 (Prayer For Relief).)

2.	Defendants’ Motion to Dismiss

Defendants filed their motion to dismiss Plaintiff’s Complaint under Rule 12(b)(6) of the Federal Rules of Civil Procedure on May 28, 2021. (See Defendants GKN and Whalen’s Notice of Motion to Dismiss the Complaint, dated May 28, 2021 (Dkt. 25).) In support of their motion to dismiss, the Defendants also filed a memorandum of law (Defendants GKN and Whalen’s Memorandum of Law in Support re: Motion to Dismiss the Complaint, dated May 28, 2021 (“Def. Mem.”) (Dkt. 26)) and an attorney declaration (see Declaration of Mark K. Anesh, Esq., in Support re: Defendants GKN and Whalen’s Motion to Dismiss the Complaint, dated May 28, 2021 (“Anesh Decl.”) (Dkt. 27)).

a.	Defendants’ Arguments

In their motion, Defendants argue that Plaintiff’s malpractice claim should be dismissed because “the Complaint fails to allege[   ] facts sufficient to establish the elements of proximate cause or damages.” (Def. Mem., at 12.) In particular, Defendants argue that, because they did not represent Plaintiff in the Superius Litigation, Plaintiff “was not in privity of contract with the [   ] Defendants for the Superius Litigation and therefore cannot sue for malpractice related to that representation.” (Id., at 13.) On this point, Defendants maintain that Plaintiff has “utterly failed to show how a subsequent alleged conflict (arising from the Proxy Solicitation) could proximately cause [   ] damages in the amount of legal fees already incurred (for the Superius Litigation), when no alleged conflict of interest existed during the Superius Litigation.” (Id.) Defendants also point out that “the proxy solicitation was ultimately successful,” and argue that this “effectively precludes [Plaintiff] from being able to argue that the [   ] Defendants’ efforts in response to the same caused any harm to [Plaintiff].” (Id., at 14.) Defendants also assert that Plaintiff had “retained independent counsel to offer an opinion on the reasonableness of the shares of stock offered as compensation” – presumably referring to O’Hara – and that “this cuts off any proximate cause from any actions of the [   ] Defendants in accepting the issuance of such shares.” (Id.) Further, with respect to their receipt of stock during the proxy contest, Defendants argue that, as they “did not receive their shares until March 8, 2018, the same day that [Plaintiff] received the written consents from the shareholders and the proposals went into effect[,] . . . the issuance of these shares had no effect on the likelihood of the proposals being adopted.” (Id.)

Defendants also argue that they did not violate the NYRPC rules that Plaintiff cites. As to Rule 1.5, they contend that their fees were reasonable and that O’Hara, acting as “independent counsel,” reviewed the issuance of the shares and “authored an opinion letter approving the issuance.” (Id., at 14-15.)

As to Rule 1.7, Defendants argue that the “Complaint does not allege that . . . Defendants represented ‘differing interests’ because there was no simultaneous representation,” and further argue that “the Complaint has failed to allege that there was significant risk that . . . Defendants’ representation of [Plaintiff] would be adversely affected by their personal or business interests, including any continuing duties owed to Farley.” (Id., at 16-17.) Defendants emphasize the fact that “the Superius Litigation ended by voluntary dismissal on July 24, 2017, whereas the proxy solicitation did not begin until on or around January 18, 2018.” (Id., at 17.)

As to Rule 1.8, Defendants argue that Plaintiff fails to state a claim because MG+, “acting as [Plaintiff’s] independent, outside legal counsel . . . consented to the issuance [of the shares to Defendants].” (Id., at 19.) Defendants also contend that Plaintiff’s allegation that the price of the shares was unreasonable is inconsistent with the statements Farley made to McCommon in an email, in which he described “the issuance of shares at a 50% discount as ‘the [same] discount given to John Shultz and his clients.’”5 (Id. (citing Anesh Decl., Ex. 4).) Defendants further maintain that, even if Plaintiff had not provided “informed, written consent” to the issuance of the stock to them, Plaintiff would still not be entitled to relief for an alleged violation of Rule 1.8 because “[Plaintiff’s] new management (appointed pursuant to the Proxy Solicitation proposals), independently ratified the issuance of this stock by making numerous filings with the SEC, including [a] Form 10-K for year ending in 2017 . . ., which states ’[o]n January 24, 2018, we issued 1,242,710 shares of common stock in settlement of invoices valued at $38,524,26 with a vendor [GKN].’” (Id. (citing Anesh Decl., Ex. 11).)

Finally, Defendants assert that Plaintiff’s claim for “rescission and restitution/recoupment [as pleaded under the NYRPC] must be dismissed” because “there is no private right of action for a violation of the Rules of Professional Conduct” and because it is “duplicative of the legal malpractice claim.” (Id., at 20-21.)

b.	Plaintiff’s Arguments in Opposition

Plaintiff filed an opposition to Defendants’ motion on June 25, 2021. (See Memorandum of Law in Opposition to Defendants’ Motion to Dismiss the Complaint, dated June 25, 2021 (“Pl. Mem.”) (Dkt. 30).) In its opposition, Plaintiff asserts that both its legal malpractice claim and its claim alleging violations of Rules 1.5, 1.7, and 1.8 of the NYRPC are adequately pleaded. (See generally id.)

[5]	Defendants note that “John Shultz was one of the individuals who initiated the Proxy Solicitations and eventually became a member of the Board after new management took over in 2018.” (Id., at 4 n.6.)

With respect to its malpractice claim, Plaintiff states that it has not attempted to claim that it was in “privity of contract” with Defendants for the Superius Litigation, but, rather, that Defendants entered into a “shares for fees” agreement with Plaintiff, including for fees incurred from the Superius Litigation, “after Defendants began formally representing [Plaintiff].” (Id., at 8 (emphasis in original).) Plaintiff maintains that the right of indemnity for the Superius Litigation “belonged to Farley, not Defendants, and as such, Farley was adverse to [Plaintiff] in negotiating what fees he had ‘reasonably incurred.’” (Id., at 8-9.) Further, Plaintiff argues, “Defendants could not adequately represent [Plaintiff’s] interests in negotiating the amount of their claimed unpaid fees, or the propriety of a ’shares for fees’ transaction, because Defendants were the direct beneficiaries of Farley’s indemnity rights,” and, therefore, “both parties to the negotiations (Defendants and Farley) had an incentive to pay all 100% of the remaining balance allegedly owed.” (Id., at 9.)

Plaintiff next maintains that the “business transaction between [Plaintiff] and Defendants was not fair and reasonable to [Plaintiff] and [its] shareholders in that . . . Defendants were issued shares of [   ] stock at a 50% discount to the public trading price without any independent valuation by a non-conflicted person.” (Id.) Plaintiff asserts that Defendants negotiated this agreement knowing that Farley, their former client, had “personal incentives directly contrary to [Plaintiff’s] interests, to maximize the amount of [   ] shares issued to those friendly to Farley and expected to vote against the resolutions proposed to remove Farley.” (Id.) Plaintiff further asserts that the Complaint sufficiently alleges proximate cause and damages, in that Defendants received shares at a discount, that the shares had a valuation of $93,451.86 in exchange for only $38,524.26 of work, that Plaintiff had to “incur substantial legal expenses” to attempt to rescind the shares, and that Defendants “charged [Plaintiff] (and were compensated) for opposing a proxy solicitation alleging Farley’s misconduct, when [Plaintiff] should have supported the challenge . . . or, at a minimum, not taken any position.” (Id., at 12.)

Turning to its claims under the NYRPC, Plaintiff contends that, under Rule 1.5, the question of whether a fee is excessive is a “question of fact, and cannot be determined on a motion to dismiss.” (Id., at 14 (citing Seippel v. Jenkens & Gilchrist, P.C., 341 F. Supp. 2d 363, 381 (S.D.N.Y. 2004), amended on reconsideration on other grounds, No. 03cv6942 (SAS), 2004 WL 2403911 (S.D.N.Y. Oct. 26, 2004)).)

Plaintiff next maintains that Rule 1.7’s “conflict waiver requirement includes conflicts with former clients” and that, therefore, “Defendants could not adequately exercise professional judgment in representing [it] . . . in the proxy solicitation, because [Defendants’] duties to . . . Farley [    ] precluded Defendants from taking any position adverse to Farley.” (Id., at 16.)

Lastly, with regard to Rule 1.8, Plaintiff emphasizes its allegations that Defendants did not advise it in writing “of the desirability of seeking the advice of independent counsel, [   ] negotiated all terms of the ‘shares for fees’ transaction without providing [Plaintiff] an opportunity to obtain such independent advice,” and “did not obtain the written informed consent of [Plaintiff] . . . as to the essential terms of the transaction and Defendants’ role in the transaction.” (Id., at 20.) Challenging Defendants’ contention that O’Hara’s opinion letter somehow relieved Defendants of the need to comply with both Rules 1.7 and 1.8, Plaintiff highlights that O’Hara’s letter was “addressed to [Plaintiff’s] transfer agent, not [Plaintiff’s] management, [and] did not amount to the client’s informed consent to the conflict of interest or the business transaction.” (Id.) Plaintiff also asserts that O’Hara “was not asked to, nor did she purport to, represent [Plaintiff] in the shares-for-fees transaction” (id., at 21), and that “the purpose of an opinion letter to a stock transfer agent is [merely] to confirm the corporation has complied with the requirements of 8 Del. C. §§ 151-154 in the issuance of stock – e.g., board approval in conformity with the certificate of incorporation.” (id., n.4).

Apart from arguing that its allegations are sufficient to support both its legal-malpractice and NYRPC claims, Plaintiff argues that those claims are not duplicative. (See id., at 23-24.) On this point, Plaintiff argues that the remedies sought on the two types of claims are distinct, as, on its malpractice claims, it seeks money damages, whereas on its claim under the NYRPC, it seeks rescission of the transaction by which Defendants were paid for their services in stock, and return of the shares issued to Defendants in that transaction. (Id., at 24.) Plaintiff contends that its ability to maintain a claim for rescission based solely on the asserted NYRPC violations is supported by case law. (See id., at 23 (citing Seippel, 341 F. Supp. 2d at 380).)

c.	Defendants’ Reply

Defendants filed a reply on July 13, 2021, largely reiterating their opening arguments as to why, in their view, Plaintiff has failed to state a claim for legal malpractice. (See generally Def. Reply Mem. (Dkt. 33), at 4-15.) In addition, Defendants challenge Plaintiff’s reading of the law with respect to the availability of a private right of action for NYRPC violations, contending that Plaintiff has particularly misrepresented the holding of Seippel. (Id., at 15-17.)

DISCUSSION

I.	APPLICABLE LEGAL STANDARDS

Neither Plaintiff nor Defendants raise the issue of which state’s substantive law applies to this case. (See generally Def. Mem.; Pl. Mem.) “Where, as here, the parties do not raise choice- of-law as an issue, ‘it can be said that they have consented to the application of the forum state’s law.’” Scharnikow v. Siracuse, No. 15cv6991 (DRH) (SIL), 2016 WL 7480360, at *3 (E.D.N.Y. Dec. 6, 2016), report and recommendation adopted, 2016 WL 7480364 (Dec. 29, 2016) (citing Mangual v. Pleas, No. 02cv8311 (CBM), 2005 WL 2179083, at *2, n.1 (S.D.N.Y. Sept. 8, 2005)). Accordingly, this Court will apply New York law.

A.	Rule 12(b)(6)

A complaint may be dismissed pursuant to Rule 12(b)(6) of the Federal Rules of Civil Procedure where it fails to state a claim upon which relief can be granted. Fed. R. Civ. P. (12)(b)(6). In deciding a motion to dismiss, the Court must “accept as true all factual statements alleged in the complaint and draw all reasonable inferences in favor of the non-moving party.” McCarthy v. Dun & Bradstreet Corp., 482 F.3d 184, 191 (2d Cir. 2007); accord Jaghory v. New York State Dep’t of Ed., 131 F.3d 326, 329 (2d Cir. 1997). The issue is not whether the plaintiff will ultimately prevail, but whether the plaintiff’s claim, as pleaded, is sufficient to afford him or her the opportunity to proceed on the evidence. See Chance v. Armstrong, 143 F.3d 698, 701 (2d Cir. 1998).

Thus, the court’s function on a motion to dismiss is “not to weigh the evidence that might be presented at trial but merely to determine whether the complaint itself is legally sufficient.” Kopec v. Coughlin, 922 F.2d 152, 155 (2d Cir. 1991) (citing Goldman v. Belden, 754 F.2d 1059, 1067 (2d Cir. 1985)). At the same time, “conclusory allegations or legal conclusions masquerading as factual conclusions will not suffice to defeat a motion to dismiss.” Achtman v. Kirby, McInerney, & Squire, LLP, 464 F.3d 328, 337 (2d Cir. 2006) (internal alteration and citation omitted). “To survive a motion to dismiss, a complaint must contain sufficient factual matter, accepted as true, to ’state a claim to relief that is plausible on its face.’” Iqbal, 556 U.S. at 678 (quoting Twombly, 550 U.S. at 570). “A claim has facial plausibility when the plaintiff pleads factual content that allows the court to draw the reasonable inference that the defendant is liable for the misconduct alleged.” Starr v. Sony BMG Music Entm’t, 592 F.3d 314, 321 (2d Cir. 2010) (internal alteration omitted) (quoting Iqbal, 556 U.S. at 678).

In general, on a motion to dismiss, a court must limit its consideration to: “(1) the factual allegations in the complaint, which are accepted as true; (2) documents attached to the complaint as an exhibit or incorporated in it by reference; (3) matters of which judicial notice may be taken; and (4) documents upon whose terms and effect the complaint relies heavily, i.e., documents that are ‘integral’ to the complaint.” See Calcutti v. SBU, Inc., 273 F. Supp. 2d 488, 498 (S.D.N.Y. 2003) (citing Brass v. American Film Techs., 987 F.2d 142, 150 (2d Cir. 1993); Chambers v. Time Warner, Inc., 282 F.3d 147, 153 (2d Cir. 2002)). If, on a Rule 12(b)(6) motion, “matters outside the pleadings are presented to and not excluded by the court,” then “the motion must be treated as one for summary judgment under Rule 56[,] [and] [a]ll parties must be given a reasonable opportunity to present all the material that is pertinent to the motion.” Fed. R. Civ. P. 12(d).

B.	Legal Malpractice

Whether a pleading is sufficient to state “a cause of action for legal malpractice pose[s] a question of law which [can] be determined on a motion to dismiss.” Achtman, 464 F.3d at 337 (citing Rosner v. Paley, 65 N.Y.2d 736, 738 (1985)). To state a claim for legal malpractice, a plaintiff must allege “1) an attorney-client relationship, and 2) attorney negligence, 3) which is the proximate cause of, 4) actual damages.” Applied Energetics, Inc. v. Stein Riso Mantel McDonough, LLP, No. 19cv1232 (AJN), 2020 WL 2833686, at *2 (S.D.N.Y. May 31, 2020) (citing Achtman 464 F.3d at 337).

As to attorney negligence, a plaintiff must establish that the defendant attorney “failed to exercise the ordinary reasonable skill and knowledge commonly possessed by a member of the legal profession . . . .” AmBase Corp. v. Davis Polk & Wardwell, 8 N.Y.3d 428, 434 (2007); accord L. Prac. Mgmt. Consultants, LLC v. M & A Couns. & Fiduciaries, LLC, 599 F. Supp. 2d 355, 359 (E.D.N.Y. 2009); Katsoris v. Bodnar & Milone, LLP, 186 A.D.3d 1504, 1505 (2d Dep’t 2020). An attorney, however, “is not held to the rule of infallibility and is not liable for an honest mistake of judgment, where the proper course is open to reasonable doubt.” Bernstein v. Oppenheim & Co., P.C., 160 A.D.2d 428, 489 (1st Dep’t 1990) (citing Grago v. Robertson, 49 A.D.2d 645, 646 (3d Dep’t 1975)). For this reason, “selection of one among several reasonable courses of action does not constitute malpractice.” Id. (quoting Rosner, 65 N.Y.2d at 738).

As to causation, a plaintiff “must plausibly allege that, but for the malpractice, the plaintiff would have received a more advantageous result, would have prevailed in the underlying action, or would not have sustained some actual and ascertainable damage.” Prout v. Vladeck, 316 F. Supp. 3d 784, 799 (S.D.N.Y. 2018) (citing Schwartz v. Olshan Grundman Frome & Rosenzweig, 302 A.D.2d 193, 198 (1st Dep’t 2003)). In response to a Rule 12(b) motion, the plaintiff need not establish causation, but only point to allegations from which proximate cause may be plausibly inferred. See Even Street Prods., Ltd. v. Shkat Arrow Hafer & Weber, LLP, 643 F. Supp. 2d 317, 322 (S.D.N.Y. 2008) (“At this early stage of the litigation, [   ] Plaintiff need only allege, not prove, the proximate cause element of the legal malpractice claim.”).

With regard to the element of actual damages, once again Rule 12(b)(6) looks only to the plaintiff’s allegations and does not require proof. Nonetheless, “[c]onclusory allegations of damages or injuries predicated on speculation cannot suffice for a malpractice action, and dismissal is warranted where the allegations in the complaint are merely conclusory and speculative.” Katsoris, 186 A.D.3d at 1506 (quoting Bua v. Purcell & Ingrao, P.C., 99 A.D.3d 843, 848 (2d Dep’t 2012)).

C.	NYRPC

Although the legal profession is largely “self-governing,” “[e]very lawyer is responsible for observance of the Rules of Professional Conduct and also should aid in securing their observance by other lawyers.” NYRPC Preamble. Still, “[v]iolation of a Rule should not itself give rise to a cause of action against a lawyer nor should it create any presumption in such a case that a legal duty has been breached.” Id.; see also Cohen v. Kachroo, 115 A.D.3d 512, 513 (1st Dep’t 2014) (“To the extent that plaintiff seeks to allege malpractice based on a violation of the New York Rules of Professional Conduct, such an alleged violation does not, without more, support a malpractice claim.” (citing Schafrann v. N.V. Famka, Inc., 14 A.D.3d 363, 364 (1st Dep’t 2005))).

Nonetheless, while a violation of a disciplinary rule “does not in and of itself amount to actionable negligence on the part of an attorney . . . liability can follow where the client can show that he or she suffered actual damage as a result of the violation.” Applied Energetics, 2020 WL 2833686, at *3 (emphasis in original) (quoting Brown Rudnick, LLP v. Surgical Orthomedics, Inc., No. 13cv4348 (JMF), 2014 WL 3439620, at *5 (S.D.N.Y. July 15, 2014)). In other words, where proximate cause and actual damages can be shown to have flowed from a rule violation (including violation of a conflict-of-interest rule), the violation may support a legal malpractice claim. See id.; see also Pillard v. Goodman, 918 N.Y.S.2d 461, 462 (1st Dep’t 2011) (“While [   ] allegations of a conflict of interest or a violation of attorney disciplinary rules alone could not support a cause of action, liability can follow where the divided loyalty results in malpractice.” (citations omitted)); Tabner v. Drake, 780 N.Y.S.2d 85, 89 (3d Dep’t 2004) (“Although . . . a violation of a disciplinary rule does not in and of itself amount to actionable negligence on the part of an attorney . . ., liability can follow where the client can show that he or she suffered actual damage a result of the conflict.” (citations omitted)).

Separately, even without proof of the elements of a malpractice claim, a violation of a rule prohibiting an attorney from entering into an agreement for excessive fees may entitle a client to the equitable remedies of rescission of the fee agreement and restitution or recoupment of the fees paid under that agreement. See Seippel, 341 F. Supp. 2d at 380 (holding that a claim for rescission of an excessive fee agreement and restitution of fees, based on the invalidity or unenforceability of the agreement under New York and Virginia rules of professional conduct, was “distinct from the [plaintiff’s] malpractice claim, as it [did] not require any finding of malpractice on the part of the [attorney defendants],” and denying motion to dismiss the rescission/restitution claim).

1. Rule 1.5

Rule 1.5 of the NYRPC provides that “[a] lawyer shall not make an agreement for, charge, or collect an excessive or illegal fee or expense.” NYRPC Rule 1.5(a). Multiple factors are to be considered in determining whether a fee is excessive, including:

(1)	the time and labor required, the novelty and difficulty of the questions involved, and the skill requisite to perform the legal service properly;

(2)	the likelihood, if apparent or made known to the client, that the acceptance of the particular employment will preclude other employment by the lawyer;

(3)	the fee customarily charged in the locality for similar legal services;

(4)	the amount involved and the results obtained;

(5)	the time limitations imposed by the client or by circumstances;

(6)	the nature and length of the professional relationship with the client;

(7)	the experience, reputation and ability of the lawyer or lawyers performing the services; and

(8)	whether the fee is fixed or contingent.

Id. The rule also provides that a lawyer shall “communicate to a client the scope of the representation and the basis or rate of the fee and expenses for which the client will be responsible.” NYRPC Rule 1.5(b).

As noted above, a violation of this rule may entitle the client to rescission of the prohibited fee agreement, and the restitution or recoupment of fees paid under that agreement. See Seippel, 341 F. Supp. 2d at 380.

2. Rule 1.7

Rule 1.7 of the NYRPC provides that “a lawyer shall not represent a client if a reasonable lawyer would conclude that either”:

(1)	the representation will involve the lawyer in representing differing interests; or

(2)	there is a significant risk that the lawyer’s professional judgment on behalf of a client will be adversely affected by the lawyer’s own financial, business, property or other personal interests.

NYRPC Rule 1.7(a). Under this rule, however, a lawyer may still represent a client despite the “existence of a concurrent conflict of interest” if:

(1)	the lawyer reasonably believes that the lawyer will be able to provide competent and diligent representation to each affected client;

(2)	the representation is not prohibited by law;

(3)	the representation does not involve the assertion of a claim by one client against another client represented by the lawyer in the same litigation or other proceeding before a tribunal; and

(4)	each affected client gives informed consent, confirmed in writing.

NYRPC Rule 1.7(b). Although Rule 1.7 of the NYRPC mentions “concurrent” conflicts of interest, Comment 1 to the rule indicates that “[c]oncurrent conflicts of interest, which can impair a lawyer’s professional judgment, can arise from the lawyer’s responsibilities to another client, a former client or a third person, or from the lawyer’s own interests.” NYRPC Rule 1.7, cmt. 1.

3. Rule 1.8

Rule 1.8(a) of the NYRPC provides that a “lawyer shall not enter into a business transaction with a client if they have different interests therein and if the client expects the lawyer to exercise professional judgment therein for the protection of the client, unless”:

(1)	the transaction is fair and reasonable to the client and the terms of the transaction are fully disclosed and transmitted in writing in a manner that can be reasonably understood by the client;

(2)	the client is advised in writing of the desirability of seeking, and is given a reasonable opportunity to seek, the advice of independent legal counsel on the transaction; and

(3)	the client gives informed consent, in a writing signed by the client, to the essential terms of the transaction and the lawyer’s role in the transaction, including whether the lawyer is representing the client in the transaction.

NYRPC Rule 1.8(a). These requirements must ordinarily be met when “a lawyer agrees to take stock (or stock options) in the client in lieu of cash fees.” Applied Energetics, Inc., 2020 WL 2833686, at *3 (quoting NYRPC Rule 1.8, cmt. 4D).

II.	DEFENDANTS’ MOTION TO DISMISS

A. Plaintiff Has Adequately Pleaded a Claim For Legal Malpractice.

As set out above, to state a viable claim for legal malpractice under New York law, a plaintiff must allege: “1) an attorney-client relationship, and 2) attorney negligence, 3) which is the proximate cause of, 4) actual damages.” Applied Energetics, 2020 WL 2833686, at *2 (citing Achtman 464 F.3d at 337). As to the first of these elements – the existence of an attorney-client relationship – Plaintiff plainly alleges that Defendants were retained to represent it “on or about January 19, 2018” (Compl. ¶ 68), and Defendants do not appear to challenge that allegation (see Def. Mem., at 2). Defendants argue, however, that Plaintiff’s legal-malpractice claim should be dismissed “because the facts alleged do not support a violation of the New York Rules of Professional Conduct, or other deviation from the standard of care giving rise to liability.” (Def. Mem. at 14-15.) Upon review the totality of Plaintiff’s allegations, the Court rejects this argument, and concludes that the Complaint does state a claim for legal malpractice.

1. Plaintiff Has Adequately Alleged Attorney Negligence.

With respect to the second element – attorney negligence – Plaintiff must plead that Defendants “failed to exercise the ordinary reasonable skill and knowledge commonly possessed by a member of the legal profession.” AmBase, 8 N.Y.3d at 434. Plaintiff has pleaded this in a number of ways, principally related to Defendants’ having acted – both in representing Plaintiff in connection with the proxy solicitation and in negotiating their agreement to be paid for their services in stock – from a conflicted position, allegedly in violation of NYRPC Rules 1.7 and 1.8, respectively.

With respect to the conflict inherent in Defendants’ representing and advising Plaintiff in the proxy contest, Plaintiff’s opposition summarizes the allegations of the Complaint as “specif[ying] in detail how Defendants’ purported representation of [Plaintiff] actually amounted to representing Farley’s individual interests in direct opposition to [Plaintiff]’s interests, by[, inter alia,] assisting [Plaintiff] (at Farley’s direction) to oppose a proxy solicitation seeking Farley’s removal for malfeasance, while disparaging the claims of the proxy soliciting shareholders as ‘meritless.’” (Pl. Mem., at 1.) According to Plaintiff, “Defendants could not adequately exercise professional judgment in representing [Plaintiff] in addressing the allegations against Farley in the proxy solicitation, because Defendants’ duties to its former client, Farley, precluded Defendants from taking any position adverse to Farley.” (Id. at 16; see, e.g., Compl. ¶ 75 (alleging that, “due to their past representation of Farley in the Superious Litigation,” Defendants “did not advance [Plaintiff’s] interests [in the later proxy contest] based on their own independent judgment, but [rather] advanced Farley’s individual interests in opposing the proxy solicitation”).) Plaintiff alleges that a “reasonable lawyer” would have concluded that taking on this representation of Plaintiff would “pose[   ] a significant risk that the lawyer’s professional judgment on behalf of [the Company] would be adversely affected by the lawyer’s responsibilities to Farley, a former client.” (Compl. ¶ 89; see NYRPC Rule 1.7 (proscribing client representation “if a reasonable lawyer would conclude” either that it would “involve the lawyer in representing differing interests” or would pose a “significant risk that the lawyer’s professional judgement on behalf of a client [would] be adversely affected by the lawyer’s own . . . interests”).)

In addition, Plaintiff maintains that Defendants failed to “disclose this conflict to [Plaintiff] in writing, and [Plaintiff] never waived this conflict in writing.” (Pl. Mem., at 16; Compl. ¶ 92.) Plaintiff further contends that, “even if it had been expressly disclosed to Farley and purportedly waived in writing by Farley, no representative of [Plaintiff] was sufficiently disinterested in the conflict to consent thereto.” (Pl. Mem., at 16 (emphasis in original) (citing In re Oracle Sec. Litig., 829 F. Supp. 1176, 1189 (N.D. Cal. 1993)); see Compl. ¶ 79(c) (alleging that the conflict of interest could not have been “cured by consent because Farley, as the sole director of [the Company] and the one charged with having an adverse interest, was unable to provide adequate consent”).)

Although Defendants argue that their purportedly “limited representation” of the Company in connection with the proxy contest, and “their decision to provide [Plaintiff] feedback on its proposed Form 8-K response” were “not motivated by supposed conflicted duties to a former client, but rather, by an entirely reasonable conclusion that the allegations [in the proxy solicitation] themselves were weak” (Def. Mem. at 18), the Court finds that it is certainly plausible that a reasonable lawyer would have concluded that, once Defendants had represented Farley in shareholder derivative suit in which he was accused of breaching his fiduciary duties to the Company by issuing himself 25 million shares of Company stock for par value (Compl. ¶ 3), Defendants’ independent judgment would have been impaired in then representing the Company in connection with a proxy solicitation in which the soliciting shareholders were making the exact same allegations against Farley, and were seeking to remove him from office based on those allegations (id. ¶ 4).

Plaintiff pleads that “[h]ad [Plaintiff] retained counsel in connection with the proxy solicitation who did not owe continuing duties of confidentiality and loyalty to Farley, [Plaintiff] would have had the benefit of unbiased and non-conflicted counsel to investigate and analyze the allegations made against Farley in the proxy solicitation materials,” and that non-conflicted counsel “would have concluded that Farley likely did breach his fiduciary duties to Plaintiff.”6 (Id. ¶ 32.) Instead, Plaintiff alleges that, with Defendants acting as its counsel, it “t[ook] a position opposing the proxy solicitation” and incurred attorneys’ fees for Defendants’ “substantial[   ] and material[   ] assist[ance]” in “preparing and filing a Form 8-K with the SEC urging [Plaintiff’s] shareholders to vote against the resolutions urged in the proxy solicitation.” (Id. ¶¶ 25, 32; see Form 8-K).)

Defendants argue in their motion that, even if their representation of Plaintiff in connection with the proxy solicitation was conflicted under NYRPC Rule 1.7, the Court should nonetheless recognize that “Rule 1.7(b) permits representation . . . if the lawyer reasonably believes he or she will be able to provide competent and diligent representation to the client and the client gives informed consent in writing” (Def. Mem., at 18), and that “[a]dvance waiver of potential conflicts of interest need not be in writing if informed consent can be found under the circumstances” (id.). Defendants then seem to suggest that the opinion letter provided by O’Hara (described by Defendants as Plaintiff’s “independent counsel”) sufficed to demonstrate Plaintiff’s informed consent to the representation. (See id.) This argument regarding implied “consent,” however, like Defendants’ contention that they had a reasonable belief that they could provide Plaintiff with competent representation, merely raises issues of fact, and does not affect the adequacy of Plaintiff’s pleading. As held in Flycell, Inc. v. Schlossberg LLC, No. 11cv0915 (CM), 2011 WL 5130159 (S.D.N.Y. Oct. 28, 2011), “[w]hether or not Defendants could reasonably have thought [their] conflicts would not affect their representation of Plaintiff, the[   ] conflicts were never disclosed, and therefore Plaintiff has adequately alleged a conflict of interest,” id. at *5.

[6]	In support of this allegation, Plaintiff references the fact that, in a suit that it later brought against Farley, Applied Energetics, Inc. v. Farley, C.A. No. 2018-0489-TMR, 2019 WL 334426, at *1 (Del. Ch. Jan. 24, 2019), the court granted its request for a preliminary injunction to prevent Farley from selling the 25 million shares that he had issued to himself, finding that the Company had “met its burden to show a reasonable probability of success on the merits in its claim against Farley for breach of the fiduciary duty of loyalty,” id. at *9; see Compl. ¶ 32.

On the element of negligence, Plaintiff additionally pleads that Defendants’ separate alleged conflict – in the transaction by which it agreed to accept shares of Company stock in lieu of monetary payment for their services – violated NYRPC Rule 1.8, which, as set out above, prohibits an attorney from “enter[ing] into a business transaction with a client if they have different interests therein and if the client expects the lawyer to exercise professional judgment therein for the protection of the client,” absent full disclosure and written informed consent. NYRPC Rule 1.8. A Comment to that rule makes clear that it generally applies to transactions in which “the lawyer accepts an interest in the client’s business . . . as payment of all or party of the lawyer’s fee.” Id. cmt. 4D.

Here, Plaintiff alleges that, without its informed consent, Defendants improperly engaged in a transaction with Farley by which Defendants agreed to be paid in stock, in lieu of cash, both “for the fees incurred in defending Farley in the Superius Litigation and for fees incurred [as of that point] in their representation of [Plaintiff] in the proxy solicitation matter. (Compl. ¶ 6 (emphasis in original); see also id. ¶ 7 (alleging that “at no time did [Defendants] advise [Plaintiff] in writing to seek independent counsel in reviewing the propriety of the stock issuance[ or] advise [Plaintiff] of the several conflicts of interest such stock ownership would create,” and that “[Plaintiff]s consent was not obtained to waive such conflicts”); see also id. ¶¶ 79(h)-(j).) Plaintiff also alleges that, in connection with the shares-for-fees transaction, Defendants did not “obtain an independent valuation of the [Company’s] shares before accepting [them] at half the public trading price at the time of the agreement.” (Id. ¶ 79(g).)

Perhaps most significantly, Plaintiff alleges that Defendants negotiated this payment agreement with Farley “in the middle of a proxy contest whereby [the Company’s] shareholders were seeking to remove Farley as a [Company] officer and director.” (Id. ¶ 43 (emphasis added).) Of course, the ownership of Company shares would have afforded Defendants the right to take a position in the proxy contest. As argued by Plaintiff in opposition to Defendants’ motion, Defendants allegedly negotiated the fee agreement knowing that Farley – their former client in the Superius Litigation – had personal incentives, directly contrary to [Plaintiff]’s interests, to maximize the amount of [Plaintiff’s] shares issued to those friendly to Farley and expected to vote against the resolutions proposed to remove Farley in the proxy solicitation – even if that meant diluting the value of [Plaintiff]’s stock by issuing new shares at a dramatic discount to their public trading price.

(Id., at 9.)

Some of the precise issues raised by Defendants’ motion were addressed in Applied Energetics, Inc. v. Stein Riso Mantel McDonough, LLP, a case which again involved conduct by Farley, purportedly acting on behalf of Plaintiff, although in a transaction with a different law firm. See generally Applied Energetics, Inc., 2020 WL 2833686. There, Farley signed a retainer agreement with the firm of Stein Riso Mantel McDonough, LLP (“Stein Riso”). Id. at *1.

Under that agreement, Stein Riso was to provide legal services to Plaintiff for “general business and tax matters” and “such other matters” as the Company might refer to the firm “from time to time.” Id. Plaintiff alleged that, after that retainer agreement was executed, “Farley, on behalf of [Plaintiff], negotiated with Stein Riso to pay for $5,000 of Stein Riso’s legal services via stock in [the Company].” Id. Stein Riso allegedly “represented [Plaintiff] in preparing the Common Stock Subscription Agreement [“Subscription Agreement”] pursuant to which the firm would subscribe to purchase shares of [the Company’s] common stock at [$0.001] per share.” Id. At the time the Subscription Agreement was being prepared, the Company’s stock was trading publicly at approximately $0.004 per share. See id. Prior to finalizing the Subscription Agreement, however, Plaintiff – which had been a shell company – publicly disclosed plans to restart its business activities, and, four days after that disclosure (made in a Form 10-K filed with the SEC), its stock closed 10 times higher – at $0.04 per share. Id. at *1-2. Nonetheless, Stein Riso allegedly proceeded to execute the Subscription Agreement for 10 million Company shares at $0.001 per share. Id. at *1.

In finding, in that case, that Plaintiff’s allegations “sufficiently allege[d] a violation of Rule 1.8 [of the NYRPC],” the court highlighted that Stein Riso (1) “negotiated with Farley to receive payment for some of its legal services via [Company] stock,” and Stein Riso “represented [the Company] in preparing the . . . Subscription Agreement by which it would purchase shares of common stock from [the Company]”; (2) “did not at any point advise [the Company] to consult independent legal counsel to review the [transaction] and neither sought nor obtained a written waiver of this potential conflict from [the Company]”; (3) “did not investigate whether its purchase of [Company] shares at $[0].001 was fair to [the Company] and its shareholders”; and (4) “did not engage the services of an investment professional to value [the Company’s] shares, and it knew that Farley had not obtained any such independent advice.” Id. at *3.

Similarly, Plaintiff has alleged in this case that Defendants: (1) negotiated with Farley to receive payment for their legal services in Plaintiff’s stock (Compl. ¶¶ 36, 40); (2) did not advise Plaintiff to consult independent legal counsel to review the transaction and neither sought nor obtained a written waiver of this potential conflict from Plaintiff (id. ¶¶ 33, 37, 77); (3) did not investigate whether its purchase of Plaintiff’s shares was fair to Plaintiff and its shareholders (id. ¶ 79(f)); and (4) did not engage the services of an investment professional to value Plaintiff’s shares (id. ¶ 79(g)). Moreover, as noted above, the allegations here take on an even more troubling cast, given that the transfer of shares to Defendants would have allegedly given them the opportunity to vote in the proxy solicitation and presumably diluted the value of the other shareholders’ stock holdings. (See id. ¶ 43 (alleging that it was in the interest of Defendants’ former client, Farley, “to issue shares to friendly parties to potentially vote against the proxy contest and save Farley’s job and control of [the Company]”).)

Based on all of these allegations, the Court concludes that Plaintiff has adequately pleaded that Defendants acted negligently, both in representing Plaintiff in the proxy solicitation and in entering into the shares-for-fees agreement.

2.	Plaintiff Has Adequately Alleged Proximate Cause and Damages.

As for the remaining elements of a legal malpractice claim – proximate causation and damages – Plaintiff alleges in its Complaint that, “[a]s a direct and proximate result of each [   ] [Defendant]’s failure to exercise the required care, skill, and diligence [in connection with the shares-for-fees transaction], [Defendants] were issued a total of 1,242,711 of [Plaintiff’s] shares at below market value.” (Compl. ¶ 80.) Plaintiff alleges that, as a result of Defendants’ negligence, they were “not entitled to any fees for any services rendered to [Plaintiff]” (id. ¶ 82), but, in any event, the stock issuance – which, as described above, Defendants allegedly negotiated from a conflicted position (see Discussion, supra, at Section II(A)(1); see also Compl. ¶¶ 79(e)-(k)) – resulted in their being paid a “grossly disproportionate” and “excessive fee” for the legal services they provided (id. ¶¶ 79(l)-(m).) More specifically, Plaintiff alleges that, as a proximate result of their negligent conduct (see id. ¶ 80), Defendants received shares valued “on the day of issuance at $93,451.86 in exchange for only $38,524.26 of legal work” (Compl. ¶ 117-19)). Plaintiff also alleges that, as a “direct and proximate result” of Defendants’ negligence, “[Plaintiff] has been required to incur substantial legal expenses in rescinding the shares issued to Defendants.” (Id. ¶ 81.)

Defendants argue that “the Proxy Solicitation was ultimately successful, which effectively precludes [Plaintiff] from being able to argue that . . . Defendants’ efforts in response to the same caused any harm to [Plaintiff].” (Def. Mem., at 14.) Yet, regardless of whether the proxy solicitation was ultimately successful, Plaintiff need only plausibly allege that “but for the malpractice, . . . [it] would not have sustained some actual and ascertainable damage,” Prout, 316 F. Supp. 3d at 799 (citing Schwartz, 302 A.D.2d at 198), and it has done this. At a minimum, Plaintiff’s “allegations raise a reasonable inference that [Defendants] would not have entered into the [shares-for-fees transaction] had it complied with its Rule 1.8 obligations.” Applied Energetics, Inc., 2020 WL 2833686, at *4 (finding that “had Stein Riso done a proper investigation into the true fair market value of [Plaintiff’s] stock, it would have realized that the . . . Subscription Agreement . . . was not fair to [Plaintiff]”).

As, if nothing else, Plaintiff allegedly “suffered the direct loss of the value of the shares that it improperly issued to [Defendants],” Applied Energetics, Inc., 2020 WL 2833686, at *4, the Court concludes that Plaintiff has adequately pleaded that it sustained damages proximately caused by Defendants’ negligence, see id.; see also Even Street Prods. Ltd., 643 F. Supp. 2d at 322 (noting, in the context of a Rule 12(b)(6) motion, that, “[a]t this early stage of the litigation,” the plaintiff “need only allege, not prove, the proximate cause element of the legal malpractice claim”). Accordingly, Defendants’ motion to dismiss Plaintiff’s legal-malpractice claim must be denied.

B.	To the Extent Plaintiff’s Claim Under the NYRPC Is Based on Alleged Violations of Rules 1.7 and 1.8, the Claim Is

Dismissed as Duplicative of Plaintiff’s Legal-Malpractice Claim.

Plaintiff’s separate claim for “rescission and restitution/recoupment” of the shares issued to Defendants is based solely on Defendants’ alleged violations of NYRPC Rules 1.5, 1.7, and 1.8. (See Compl. ¶¶ 83-124.) Although, standing alone, Rules 1.7 and 1.8 (addressing attorney conflicts of interest) do not create a private right of action, see Cohen, 115 A.D.3d at 513, Plaintiff’s allegations regarding Defendants’ violations of these rules may, as discussed above, support Plaintiff’s legal-malpractice claim, on the element of negligence, see, e.g., Applied Energetics, 2020 WL 2833686, at *3. Thus, those allegations are properly raised within the context of Plaintiff’s pleaded malpractice claim, and any separate claim that Plaintiff may be trying to assert based on the asserted violations of Rules 1.7 and 1.8 is appropriately dismissed as duplicative. See Applied Energetics, 2020 WL 2833686, at *5.

C.	Under NYRPC 1.5, Plaintiff Has Adequately Pleaded a Claim For Rescission of Its Fee Agreement With

Defendant, and Restitution or Recoupment of Fees Paid.

The Court’s analysis is different with respect to Rule 1.5. That Rule, as set out above, prohibits an attorney from entering into an agreement with a client for “an excessive or illegal fee or expense,” NYRPC Rule 1.5(a), and, as previously noted, a violation of the rule may give rise to a claim, by the client, for rescission of the agreement (see Discussion, supra, at Section I(C)(1); see also Seippel, 341 F. Supp. 2d at 380) – an equitable remedy that Plaintiff says it is not seeking on its legal-malpractice claim (see Pl. Mem., at 24). In addition, or in the alternative, a violation of Rule 1.5 may permit the client to claim “restitution or recoupment of legal fees paid in excess of the reasonable amount due to the attorney for services actually rendered.” Seippel, 341 F. Supp. 2d at 380.

Defendants’ contention that Plaintiff’s citation to Seippel misrepresents the decision’s holding (see Def. Reply Mem., at 15-17) is convincing only to the extent that Plaintiff has sought to rely on Seippel to support a free-standing claim for relief based on violations of all three of the rules that Plaintiff cites – Rules 1.5, 1.7, and 1.8. The relevant portion of Seippel relates specifically to fee agreements, not to conflict-of-interest rules, and it lends no support to Plaintiff’s contention that the violation of any of the NYRPC rules could support an independent claim for relief, wherever the violation would “not amount to malpractice.” (Pl. Mem., at 23.) Such a notion would entirely swallow the well-established precedent that, as a general matter, violations of the rules of professional conduct do not, in and of themselves, give rise to private rights of action. While the Court finds Seippel persuasive on the narrow point that, where an attorney has entered into an agreement for excessive fees, the client may sue to rescind the agreement and/or recover the excessive fees paid thereunder, the Court does not read Seippel to stand for any broader principle, and the Court will not expand existing law here.

As to whether Plaintiff has adequately pleaded a claim for rescission of Defendants’ shares-for-fees agreement (or restitution/recoupment) based on Rule 1.5, the Court finds that it has. The Complaint alleges, inter alia, that the value of the shares issued to Defendants was worth, on the market, more than twice the amount of the fees that were then said by Defendants to be owed for their services. (See Compl. ¶¶ 115-19.) Although Defendants emphasize that the stock it received was “restricted” (see Def. Mem., at 3, 4, 6, 8, 19), and also assert in their motion papers that the discount they received on the market price-per-share was the same or similar to that offered by Plaintiff to others at the time (see id., at 19), these are issues of fact regarding the fairness of the transaction that do not render the claim for rescission and/or restitution and recoupment inadequately pleaded, for purposes of Rule 12(b)(6).

Accordingly, Plaintiff’s second cause of action is appropriately dismissed to the extent it is based on Rule 1.7 and 1.8, but not to the extent it is based on Rule 1.5.

CONCLUSION

For all of the foregoing reasons, Defendants’ motion to dismiss (Dkt. 25) is granted in part and denied in part. Specifically:

(1)	the motion is granted as to Plaintiff’s second cause of action (for rescission and restitution/recoupment for alleged violations of the NYRPC), to the extent that claim is based on alleged violations of NYRPC Rules 1.7 and 1.8; but

(2)	the motion is denied as to Plaintiff’s first cause of action (for legal malpractice) and is also denied as to Plaintiff’s second cause of action, to the extent that claim is based on an alleged violation of NYRPC Rule 1.5.

Dated: New York, New York

March 30, 2022

SO ORDERED

/s/ Debra Freeman
DEBRA FREEMAN
United States Magistrate Judge

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